FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports First Quarter 2009 Results

(April 15, 2009)  -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the first quarter of 2009 of $1,081,000, a $314,000 or 22.5% decrease from the $1,395,000 earned during the first quarter of 2008.  Earnings per share for the first quarter of 2009 were $0.38 compared to $0.49 for the same period in 2008.

The first quarter 2009 net income was significantly impacted by increased FDIC insurance expenses.  Through March 31, 2009, the Corporation recorded $417,000 of FDIC insurance expense compared to $14,000 for the same period in 2008, a $403,000 increase. The FDIC has raised the 2009 regular assessment rate 333% compared to last year, and is also planning a special one-time assessment to replenish reserves depleted by bank failures in the last two years.  The Corporation must have the special assessment, currently estimated at $550,000, expensed by June 30, 2009, placing an additional expense burden on the first two quarters of 2009.

The Corporation’s core earnings or net interest income (“NII”) of $5,132,000 for the first quarter 2009 is an increase of $299,000 or 6.2% over the same period last year. The improvement in NII was primarily generated by $459,000 of savings on deposit costs, a 16.6% reduction.  Rate decreases throughout the past year have enabled the Corporation to hold deposit rates significantly lower in the first quarter 2009, than the first quarter in 2008.  Conversely, the lower rates, especially a lower Prime rate, decreased total interest income by $179,000 or 2.1%.  Despite moderate growth in the loan portfolio, much of it has been at interest rates lower than the average portfolio rate; thereby reducing the interest earnings on loans.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $145,000, or 11.2%, for the quarter ending March 31, 2009, compared to the same period of 2008.   Contributing to this increase, net overdraft fees increased $171,000 or 64.2%.  This increase resulted from an operational change in the posting of transactions.  Also, loan related fees increased $36,000 or 51.4%.  Most of the increase was generated by fees for loan modifications, which include rate amendments.  Additionally, new mortgage requests and refinancing activity increased in the first quarter of 2009.  Offsetting the increases was a decline in trust and investment income of $57,000. Traditional trust income fees are based on a percentage of market value of the assets in the trust.  With the steep decline in investment portfolios the fees were also reduced.

For the first quarter 2009, the gain on the sale of securities and mortgages increased by $42,000 and $29,000 respectively, compared to the first quarter of 2008.  Elevated mortgage origination activity resulted in higher gains on sale of mortgages recorded in first quarter of 2009, compared to the same period in 2008.

ENB FINANCIAL CORP

Total operating expenses for the first quarter of 2009 increased $1,031,000, or 23.4%, over the first quarter of 2008.  The higher FDIC insurance expenses contributed $403,000 to the increase in operational expenses.  Higher salary and benefit costs, which increased by $226,000 or 8.6% over the first quarter of 2008, resulted from costs related to transitions in the organizational structure, and increasing health insurance costs.  Outside services through March 31, 2009, were $237,000 or 93.3% higher than the same period in 2008, due to contractual costs for the business improvement consulting engagement that began in May of 2008.  The Corporation experienced a $49,000 increase in charged-off deposit accounts due to both operational changes and higher fraud charges.

The Corporation’s annualized return on average assets (ROA) for the first quarter of 2009 was 0.64%, compared with 0.87% first quarter of 2008.  For the first three months of 2009, the Corporation’s annualized return on average stockholders’ equity (ROE) was 6.42% compared to 8.05% for the same period of 2008.

As of March 31, 2009, the Corporation had total assets of $700.2 million, up 6.0%; total deposits of $535.0 million, up 8.3%; and total loans of $411.0 million, up 6.3%, from the balances as of March 31, 2008.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB Financial Corp, visit the Bank’s web site at www.epnb.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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